Exhibit 5.2

155 Wellington Street West Toronto ON M5V 3J7 dwpv.com

March 3, 2017

Barrick Gold Corporation

Brookfield Place, TD Canada Trust Tower

Suite 3700, 161 Bay Street

P.O. Box 212 Toronto, Ontario, Canada M5J 2S1

Dear Sirs/Mesdames:

Consent regarding Amendment No. 1 to the Registration Statement on Form F-10 for Barrick Gold Corporation

We have acted as Canadian counsel to Barrick Gold Corporation (the “Registrant”) in connection with amendment no. 1 to the registration statement on Form F-10 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

We acknowledge that we are referred to under the headings “Enforceability of Certain Civil Liabilities”, “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP